Exhibit 99.01

News Release

Investor Contact:
Stan Finkelstein
Investor Relations
(925) 290-4321
ir@formfactor.com

FormFactor, Inc. Provides Mid-Quarter Update
Company confirms Q4’13 guidance and updates progress on key programs

LIVERMORE, Calif. — December 9, 2013 — FormFactor, Inc. (Nasdaq: FORM) today confirmed its Q4’13 guidance of a revenue range between $46 million to $50 million, non-GAAP gross margin to be in the range of 10% to 15%, non-GAAP operating expenses to be approximately $19 million to $20 million, and Q4 cash usage of $12 to $16 million. The company announced it will hold a conference call to provide a mid-quarter update on key programs tomorrow, December 10, 2013, at 6:00 a.m. PST, or 9:00 a.m. EST. The public is invited to listen to a live webcast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until December 12 at 9:00 p.m. PST, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering confirmation code 23153440.

About FormFactor:
FormFactor, Inc. (NASDAQ: FORM) is a leader in advanced wafer test solutions. The company's advanced wafer probe cards enable semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor's acquisition of MicroProbe creates the leading wafer test solution provider for both memory and non-memory semiconductor manufacturers. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company's website at www.formfactor.com.

FormFactor, MicroProbe, and the FormFactor and MicroProbe logos are registered or unregistered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Forward-looking Statements:

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, market conditions or trends, expectations and operating plans. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: changes in the market and macro-economic environments and the company’s execution on key programs. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal year ended December 29, 2012, as filed with the SEC, and subsequent SEC filings, including the company’s Quarterly Reports on Forms 10-Q. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

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